Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-215833 on Form S-3 of our report dated February 21, 2018, relating to the consolidated financial statements and financial statement schedule of Vectren Corporation and subsidiary companies appearing in the Current Report on Form 8-K of CenterPoint Energy, Inc. dated August 14, 2018.

/s/ DELOITTE & TOUCHE LLP

Indianapolis, Indiana

August 14, 2018